EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Timken Company 2019 Equity and Incentive Compensation Plan, for the registration of 10,000,000 common shares of The Timken Company of our reports dated February 15, 2019, with respect to the consolidated financial statements and schedule of The Timken Company and subsidiaries and the effectiveness of internal control over financial reporting of The Timken Company and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

May 10, 2019